                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                   TEAM, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                                   TEAM, INC.
                             1019 SOUTH HOOD STREET
                               ALVIN, TEXAS 77511
                                 (713) 331-6154

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 31, 1996

To the Shareholders of Team, Inc.:

     The 1996 Annual Meeting of Shareholders of Team, Inc. (the "Company") will be held on Thursday, October 31, 1996 at 3:00 p.m. Houston time, at the Company's manufacturing facility, Teco Manufacturing, Inc., 3795 F.M. 528 East, Alvin, Texas 77511 for the following purposes:

          1. To elect two persons to serve as Class I Directors for a term of three years on the Company's Board of Directors consisting of three classes of directors with staggered terms;

          2. To consider and vote on a proposal to approve the appointment of Deloitte & Touche as the independent certified public accountants to audit the Company's accounts for the fiscal year ending May 31, 1997; and

          3. To transact such other business as may properly come before the meeting and all adjournments thereof.

     The Board of Directors has fixed the close of business on September 12, 1996 as the record date for determination of shareholders who are entitled to notice of and to vote either in person or by proxy at the Annual Meeting of Shareholders and any adjournment thereof.

     All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

                                            By Order of the Board of Directors

                                            William A. Ryan
                                            Chairman of the Board of Directors,
                                            President and Chief Executive
                                            Officer

September 25, 1996

                            YOUR VOTE IS IMPORTANT.
       PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

                                   TEAM, INC.
                             1019 SOUTH HOOD STREET
                               ALVIN, TEXAS 77511
                                 (713) 331-6154

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Team, Inc., a Texas corporation (the "Company"), to be voted at the 1996 Annual Meeting of Shareholders (the "1996 Annual Meeting"), and at any adjournment thereof, to be held at the time and place and for the purposes set forth in the accompanying Notice. This Proxy Statement and enclosed form of proxy are being mailed to shareholders beginning on or about September 25, 1996.

     The Company will bear costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies may also be solicited by telephone, telegram or personal interview by officers and employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

     All duly executed proxies received prior to the 1996 Annual Meeting will be voted in accordance with the choices specified thereon, unless revoked as described below. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy: (1) FOR the election of the two nominees listed herein as Class I Directors for a term of three years; (2) FOR the proposal to approve the appointment of Deloitte & Touche LLP as independent certified public accountants of the Company for the fiscal year ending May 31, 1997; and (3) in the discretion of such person in connection with any other business that may properly come before the meeting. Shareholders may revoke their proxy at any time prior to the exercise thereof by written notice to Mr. George W. Harrison of the Company at the above address of the Company, by the execution and delivery of a later dated proxy or by attendance at the meeting and voting their shares in person. Proxy cards that are not signed or that are not returned are treated as not voted for any purposes.

                               VOTING SECURITIES

     As of the close of business on September 12, 1996, the record date for determining shareholders entitled to vote at the 1996 Annual Meeting, the Company had outstanding and entitled to vote 5,159,842 shares of common stock. Each share of common stock is entitled to one vote with respect to each matter to be acted upon at the meeting. The holders of a majority of the total shares of common stock of the Company issued and outstanding as of September 12, 1996, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions, or with respect to the election of directors withholds, are counted for purposes of determining the presence or absence of a quorum for the transaction of business while broker non-votes are not so counted. Additionally, abstentions and/or withholds are counted in tabulations of the votes cast on proposals presented to shareholders whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS
GENERAL

     The Company's Restated Articles of Incorporation and Bylaws provide that the Company's Board of Directors will consist of not less than six nor more than nine persons, the exact number to be fixed from time-to-time by the Board of Directors. The Board of Directors has fixed the number of directors constituting the Board of Directors at six, divided into three classes with staggered three-year terms.

     The Board of Directors has nominated two Class I Directors to be elected to serve a three-year term expiring on the date of the Annual Meeting of Shareholders of the Company to be held in 1999, and to hold office until their successors are duly elected and qualified. Messrs. William A. Ryan and John L. Farrell, Jr. have been nominated by the Board of Directors to stand for reelection as Class I Directors for a three-year term.

     Directors are elected by a plurality of votes cast at the Annual Meeting. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the 1996 Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee's stead, of such other persons as the Board of Directors of the Company may recommend. The management has no reason to believe that either of the nominees will be unable or unwilling to stand for election or to serve if elected.

NOMINEES

     Set forth below is certain information as of September 12, 1996 concerning the nominees for election as Class I Directors at the 1996 Annual Meeting, including the business experience of each for at least the past five years:

                                                  PRESENT POSITION               DIRECTOR
             NAME               AGE               WITH THE COMPANY                SINCE
- ------------------------------  ---   -----------------------------------------  --------
Mr. William A. Ryan...........  69    Chairman of the Board of Directors,          1987
                                      President
                                      and Chief Executive Officer
Mr. John L. Farrell, Jr.......  67    Director                                     1991

     Mr. Ryan was elected Chairman of the Board of Directors, President and Chief Executive Officer of the Company in August of 1995. Previously, Mr. Ryan was President and Chief Operating Officer of Continental Materials Corporation in Chicago, Illinois, from 1974 until his retirement in August 1995. Mr. Ryan continues to serve as a Director of Continental Materials Corporation. Continental Materials Corporation engages in the business of manufacturing heating and cooling equipment and producing minerals and mineral products, and its common stock is listed on the American Stock Exchange.

     Mr. Farrell has been a principal in The Morgan Investment Group, a consulting firm located in Tulsa, Oklahoma, since January 1988. The Morgan Investment Group invests in and provides advisory services to privately-held companies. Mr. Farrell has acted as the Chairman of the Executive Committee of Diagnetics, Inc. since January, 1990, and Chief Financial Officer from June 1994 to the present date. Diagnetics, Inc. is a privately-held electronic instrumentation and equipment manufacturer.

DIRECTORS CONTINUING IN OFFICE

     Set forth below is certain information concerning the four directors continuing in office until the expiration of their respective terms, including the business experience of each for at least the past five years:

                                                                                         EXPIRATION
                                               PRESENT POSITION             DIRECTOR         OF
              NAME             AGE             WITH THE COMPANY              SINCE      PRESENT TERM
    -------------------------  ---    -----------------------------------   --------    ------------
    Sidney B. Williams.......  63     Director                                1973          1998
    George W. Harrison.......  69     Director and Senior Vice President      1995          1998
    Jack M. Johnson, Jr......  58     Director                                1992          1997
    E. Theodore Laborde......  58     Director                                1991          1997

     Mr. Williams is a sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas and has been a partner in that firm for more than the past five years.

     Mr. Harrison joined the Company in 1974 as Vice President and assumed his position as Senior Vice President in 1987. He was elected as director of the Company in November 1995. Mr. Harrison is involved in most aspects of the Company including, primarily, operations, engineering, marketing and the research and development functions of the Company.

     Mr. Johnson has been Managing General Partner of Wintermann & Company, a general partnership that owns approximately 25,000 acres of real estate in Texas which is used in farming, ranching and oil and gas exploration activities, for more than the past five years. Mr. Johnson is also President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale, and is on the Board of Directors of Houston National Bank located in Houston, Texas with assets of approximately $100 million. Mr. Johnson is also a Director of Security State Bank in Anahuac, Texas.

     Mr. Laborde has served in various capacities with Marsh & McLennan, Inc., an insurance brokerage firm, in New Orleans, Louisiana, for approximately 32 years. Since 1982, Mr. Laborde has acted as Managing Director of the New Orleans operation. Marsh & McLennan, Inc. is a subsidiary of Marsh & McLennan Companies.

     Mr. Williams and Mr. Laborde are brothers-in-law.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held 10 regular meetings and four telephone conference meetings during the fiscal year ended May 31, 1996. No director attended fewer than 75% of the meetings held by the Board and the Committees on which he served.

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. The Executive Committee is composed of Messrs. Ryan and Williams. The Executive Committee is responsible for assisting with the general management of the business and affairs of the Company during intervals between meetings of the Board of Directors. The Executive Committee met four times during fiscal 1996.

     The Audit Committee is composed of Messrs. Laborde, Farrell and Harrison. The Audit Committee is charged with the duties of recommending the appointment of the independent certified public accountants; reviewing their fees; ensuring that proper guidelines are established for the dissemination of financial information to the Company's shareholders; meeting periodically with the independent certified public accountants, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting; reviewing consolidated financial statements; and performing any other duties or functions deemed appropriate by the Board. The Audit Committee met three times during fiscal 1996.

     The Compensation Committee, composed of Messrs. Johnson, Farrell and Williams, reviews management performance and makes recommendations to the Board of Directors concerning management compensation and other corporate benefits. The Compensation Committee met two times during fiscal 1996.

COMPENSATION OF DIRECTORS

     All outside directors currently receive an annual fee of $10,000, payable semi-annually, as well as $800 per month, plus reasonable travel expenses for each Board meeting. Directors who are officers or employees of the Company do not receive additional compensation for serving as directors. No fees are paid for attendance at Committee meetings.

     In December 1991, the Company adopted the Non-Employee Directors' Stock Option Plan, as amended through March 28, 1996 (the "Non-Employee Director Plan"), which authorizes options to purchase 220,000 shares of common stock for directors of the Company who are not employees of the Company or any of its affiliates. The purpose of the Non-Employee Director Plan is to attract and to retain the services of experienced and knowledgeable independent individuals as directors, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the

Company, and to provide such individuals with an additional incentive to continue in their position. Pursuant to the Non-Employee Director Plan, each non-employee director receives automatic grants of options upon such director's appointment, reappointment, election or reelection to the Board of Directors equal to the product obtained by multiplying five thousand (5,000) by the number of years, or any part of any year, that such director is appointed or elected to serve on the Board of Directors. The exercise price of the options is equal to the fair market value of the Company's common stock on the date of grant, and the options expire ten years after the date of grant. In December 1995, the Board of Directors repriced all outstanding options to $2.125 per share. Options to purchase 5,000 shares vest on the date of grant and each anniversary thereafter until all of the options granted are fully vested. Currently under the Non-Employee Director Plan, two directors have been granted options to purchase 30,000 shares at $2.125 per share, one director has been granted options to purchase 25,000 shares at $2.125 per share, one director has been granted options to purchase 40,000 shares at $2.125 per share, and one director has been granted options to purchase 80,000 shares at $2.125 per share. None of the Company's directors exercised their options under the Non-Employee Director Plan during the preceding fiscal year.

CURRENT DIRECTORS AND EXECUTIVE AND OTHER OFFICERS

     The following table sets forth information regarding the current directors and executive and other officers of the Company:

                                         YEAR        YEAR
                                       ELECTED      ELECTED
          NAME OF                         AS          AS
    DIRECTOR OR OFFICER        AGE     DIRECTOR     OFFICER         POSITION WITH COMPANY
- ---------------------------    ---     --------     -------     -----------------------------
William A. Ryan(1).........    69        1987         1995      Chairman of the Board of
                                                                  Directors, President and
                                                                  Chief Executive Officer

George W. Harrison(2)......    69        1995         1974      Director and Senior Vice
                                                                  President

Kenneth M. Tholan..........    57          --         1996      Vice President and General
                                                                  Manager

Margie E. Rogers...........    53          --         1996      Secretary and Treasurer

Sidney B. Williams(1)(3)...    63        1973           --      Director

E. Theodore Laborde(2).....    58        1991           --      Director

John L. Farrell, Jr.(2)(3).    67        1991           --      Director

Jack M. Johnson, Jr.(3)....    58        1992           --      Director

- ---------------

(1) Member of the Executive Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

     Mr. Tholan joined the Company in June 1996 as General Manager of the Company and shortly thereafter was elected as Vice President. Previously, from 1993 to 1996, Mr. Tholan held the position of Vice President and General Manager for Furmanite America, Inc. (a Kaneb company) with responsibility for the Southwest Division, as well as engineering and manufacturing of on-site mechanical services for the refinery, chemical and other related industries. From 1989 to 1992, Mr. Tholan served as Vice President of Smith Diamond, a division of Smith International Inc. He was responsible for the engineering, manufacturing and sales of synthetic diamond bits and other related products to the oil and gas industry.

     Ms. Rogers joined the Company in 1989 as Corporate Controller and assumed the position of Assistant Secretary in 1995. In 1996, she assumed the positions of Secretary, Treasurer and Chief Accounting Officer of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the forms received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that during the year ended May 31, 1996, all filing requirements applicable to the Company's officers, directors and greater than 10 percent shareholders were satisfied.

EMPLOYMENT AND OTHER AGREEMENTS

     Mr. Ryan is a party to an employment agreement with the Company. Mr. Ryan's employment agreement terminates on August 31, 1997, unless terminated earlier with or without cause by either Mr. Ryan or the Company. Pursuant to the terms of such employment agreement, Mr. Ryan has agreed not to disclose any confidential information regarding the Company without the prior written consent of the Company. Further, Mr. Ryan has agreed not to compete with the Company for a period of two years following his termination of employment. Pursuant to such employment agreement, in the event Mr. Ryan is terminated without cause, he would be entitled to severance payments for a specific length of time. See also "Deferred Compensation Plan for Mr. Ryan."

     Mr. Harrison entered into a consulting and salary continuation agreement with the Company on December 24, 1990 which provides for the Company to retain him as a consultant for a period of 10 years after termination of his employment. Pursuant to such agreement, Mr. Harrison will receive an annual consulting fee of $48,000.

     Mr. Tholan also has an agreement with the Company that in the event he is terminated prior to June 17, 1997, he will be entitled to receive severance pay for a specific period of time.

EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth compensation information for the fiscal years ended May 31, 1996, 1995 and 1994 for the Chief Executive Officer and the other executive officers of the Company earning in excess of $100,000 during the Company's 1996 fiscal year (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                    OTHER
                                                                   ANNUAL     RESTRICTED                           ALL OTHER
                                                                   COMPEN-      STOCK       OPTIONS/     LTIP       COMPEN-
              NAME AND                         SALARY     BONUS    SATION      AWARD(S)       SARS      PAYOUTS     SATION
         PRINCIPAL POSITION            YEAR      ($)       ($)       ($)         ($)          (#)         ($)       ($)(1)
- -------------------------------------  ----    -------    -----    -------    ----------    --------    -------    ---------
William A. Ryan,(2)..................  1996    230,769(3)   --        --          --         60,000(4)     --           --
  Chairman of the Board of Directors,
  President and Chief Executive
  Officer
George W. Harrison,..................  1996    126,202      --        --          --         45,000(5)     --        1,893
  Senior Vice President                1995    125,000      --        --          --             --        --        1,875
                                       1994    125,000      --        --          --         15,000        --        2,450

- ---------------

(1) Reflective of contributions made by the Company to the Team, Inc. Salary Deferral Plan and Trust under Section 401(K) of the Internal Revenue Code.

(2) Mr. Ryan was named an executive officer during fiscal 1996.

(3) Includes $125,000 deferred at the option of Mr. Ryan. See "Deferred Compensation Plan for Mr. Ryan."

(4) Includes options to purchase 40,000 shares which were repriced in December 1995 and options to purchase 20,000 shares which were granted to Mr. Ryan in December 1995.

(5) Includes options to purchase 30,000 shares which were repriced in December 1995 and options to purchase 15,000 shares which were granted to Mr. Harrison in December 1995.

                    DEFERRED COMPENSATION PLAN FOR MR. RYAN

     Effective January 1, 1996, an agreement was entered into with Mr. Ryan by which he is permitted, prior to the beginning of each calendar year, to elect to defer a designated portion of his regular annual salary for income tax purposes. The deferred salary is contributed by the Company into a trust held and managed by a designated bank, until distributed to Mr. Ryan in the future. The amount of such deferred salary in fiscal 1996 is included in the above Summary Compensation Table. The trust is treated as a grantor trust for federal income tax purposes. As a result, the agreement provides that the annual income tax on the trust's taxable income shall be paid by the Company and not charged to the trust. Therefore, the amount of income taxes paid by the Company for the trust can be considered as additional compensation to Mr. Ryan. As the trust has not yet completed its first tax year, no such tax payments were made during the last fiscal year.

                          OPTION GRANTS IN FISCAL 1996

     The following table sets forth additional information with respect to stock options granted in 1996 to the Named Executive Officers:

                                                                                             POTENTIAL
                                                                                          REALIZABLE VALUE
                                                 PERCENTAGE                               AT ASSUMED RATES
                                                  OF TOTAL                                 OF STOCK PRICE
                               NUMBER OF          OPTIONS                                 APPRECIATION FOR
                               SECURITIES        GRANTED TO                                 OPTION TERM
                               UNDERLYING        EMPLOYEES     EXERCISE    EXPIRATION    ------------------
            NAME                OPTIONS           IN 1996       PRICE         DATE         5%         10%
- -----------------------------  ----------        ----------    --------    ----------    -------    -------
William A. Ryan..............    20,000              57%        $2.125       12/14/05    $26,728    $67,734
                                 25,000(1)           14%        $2.125       12/15/01    $33,410    $84,668
                                 15,000(1)            8%        $2.125       12/02/03    $20,046    $50,801
George W. Harrison...........    15,000              43%        $2.125       12/14/05    $20,046    $50,801
                                 15,000(1)            8%        $2.125       11/30/97    $20,046    $50,801
                                 15,000(1)(2)         8%        $2.125       11/30/99    $20,046    $50,801

- ---------------

(1) These options replaced canceled options with the same terms as the canceled options except for the decreased exercise price.

(2) Pursuant to the vesting schedule in Mr. Harrison's Option Agreement, all options except for 3,750 shares are currently exercisable. Options for these 3,750 shares become exercisable on February 2, 1997.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides certain information with respect to options exercised during the fiscal year ended May 31, 1996 by each of the Named Executive Officers:

                                                                                          VALUE OF UNEXERCISED
                             NUMBER OF                   NUMBER OF UNEXERCISED                IN-THE-MONEY
                              SHARES                         OPTIONS AT END                  OPTIONS AT END
                             ACQUIRED                        OF FISCAL 1996                  OF FISCAL 1996
                                ON         VALUE      ----------------------------    ----------------------------
           NAME              EXERCISE     REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ---------------------------  ---------    --------    -----------    -------------    -----------    -------------
William A. Ryan............      --          --          60,000             --          $22,500              --
George W. Harrison.........      --          --          41,250          3,750          $15,469         $ 1,406

                         REPORT ON REPRICING OF OPTIONS

     In order to have the Company's Option Program provide the appropriate incentive to management and employee stock option holders, the Committee recommended to the Board of Directors in December, 1995 that all outstanding stock options be amended to reduce the exercise price to the fair market value of Team's common stock. On December 14, 1995, the Board of Directors adopted resolutions reducing the exercise price for all outstanding options to $2.125, the closing price of the Company's common stock that day on the American Stock Exchange.

     The following table sets forth information regarding repricing of options held by the Named Executive Officers in the fiscal year ended May 31, 1996 and all repricings of options held by any executive officer during the last ten completed fiscal years:

                           TEN-YEAR OPTION REPRICINGS

                                                                                                   LENGTH OF
                                        NUMBER OF      MARKET                                      ORIGINAL
                                        SECURITIES    PRICE OF                                    OPTION TERM
                                        UNDERLYING    STOCK AT     EXERCISE PRICE      NEW       REMAINING AT
                                         OPTIONS       TIME OF       AT TIME OF      EXERCISE       DATE OF
           NAME               DATE       REPRICED     REPRICING      REPRICING        PRICE        REPRICING
- --------------------------  --------    ----------    ---------    --------------    --------    -------------
William A. Ryan...........  12/14/95      25,000       $ 2.125     $ 6.4375           $2.125     6 yrs,  0 mos
                            12/14/95      15,000       $ 2.125       $ 4.25           $2.125     7 yrs, 10 mos
George W. Harrison........  12/14/95      15,000       $ 2.125     $ 6.375            $2.125     2 yrs,  0 mos
                            12/14/95      15,000       $ 2.125       $ 4.00           $2.125     3 yrs, 11 mos
Valerie L. Banner.........  12/14/95      15,000       $ 2.125     $ 6.375            $2.125      1 yr, 11 mos
                            12/14/95      10,000       $ 2.125       $ 4.00           $2.125     3 yrs, 11 mos
William B. Jacobs.........  12/14/95       7,500       $ 2.125     $ 3.00             $2.125     3 yrs, 11 mos
Margie E. Rogers..........  12/14/95       3,000       $ 2.125     $ 6.375            $2.125      1 yr, 11 mos
                            12/14/95       1,000       $ 2.125       $ 4.00           $2.125     3 yrs, 11 mos
George W. Harrison........  12/16/91      15,000       $ 6.375     $10.75             $6.375     5 yrs, 11 mos
H. Wesley Hall............  12/16/91       5,000       $ 6.375     $10.75             $6.375     5 yrs, 11 mos
                            12/16/91      25,000       $ 6.375       $10.75           $6.375     5 yrs, 11 mos
William T. Bramblett......  12/16/91      15,000       $ 6.375     $10.75             $6.375     5 yrs, 11 mos
Russell G. Donham.........  12/16/91       5,000       $ 6.375     $10.75             $6.375     5 yrs, 11 mos
Richard L. Bischoff.......  12/16/91      15,000       $ 6.375     $10.75             $6.375     5 yrs, 11 mos
Paul O'Neill..............  12/16/91       7,500       $ 6.375     $10.75             $6.375     5 yrs, 11 mos

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Jack M. Johnson, Jr. -- Chairman
John L. Farrell, Jr.
Sidney B. Williams

                         COMPENSATION COMMITTEE REPORT

     Pursuant to rules adopted by the Securities and Exchange Commission, the Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of independent outside directors, has furnished the following report on executive compensation:

     The Committee's major responsibilities include, but are not limited to, the following:

          1. Reviewing the Company's major compensation and benefit practices, policies and programs with respect to executive officers;

          2. Reviewing executive officers' salaries and bonuses; and

          3. Administering the Company's stock option plans.

     Following review and approval by the Committee, all issues pertaining to the compensation of, and the grant of options to, the executive officers are submitted to the full Board of Directors for approval.

COMPENSATION PHILOSOPHY

     The Committee's compensation philosophy operates on several different levels. First, the Committee must ensure that the compensation is competitive in order to attract and retain highly qualified executives. In order to facilitate the first objective, the Committee as a rule considers various compensation surveys and proxy statements for companies in the industry of comparable size and complexity to the Company. Second, in order to motivate its executives, the Committee links executive pay levels to the performance of the Company through the grant of options pursuant to the stock option program. Third, the Committee endeavors to reward outstanding individual contributions to the Company and to set compensation at levels that reflect each executive officer's individual contribution towards the Company's goals through its bonus and stock option programs. The Committee endeavors to support the Company's commitment to providing superior shareholder value. The compensation and related programs are designed to reward and motivate executives for the accomplishment of the Company's commitment to its shareholders.

COMPENSATION PROGRAM COMPONENTS

     To achieve its compensation goals, the compensation program consists of four components -- base salary, bonuses, various employee benefits (including medical and life insurance and 401(k) plan benefits generally available to the employees of the Company) and the Company's stock option plan. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Maximizing shareholder value is a basic principle underlying the Company's pay programs.

     Annually, the Committee seeks to review the base salary of each executive officer to determine its fairness. In addition, the Committee retained the services of an independent compensation consultant specializing in executive compensation to assist the Committee in analyzing the Company's compensation and benefit practices, policies and programs with respect to its executive officers. During its annual consideration of the base salaries of the executive officers, the Committee considers the level of responsibility, experience and performance of each executive officer. The Committee also takes into account the competitive conditions of the marketplace, the Company's profitability as well as the cost of living index. When reviewing competitive conditions of the marketplace, the Committee considers the Company's pay levels with those of companies of similar size and complexity. As the Company believes there is no survey data relating to the Company's service industries, the Company studies compensation surveys for companies of a similar size and complexity and various other data and information brought to its attention, including proxy statements, of companies in the Company's service industry. Based on such information, the Committee endeavors to ensure that the pay levels fall in the median range of the amounts paid by the comparable companies. In certain circumstances, bonuses may be awarded to those executive officers who have made outstanding individual contributions during the current fiscal year.

     Additionally, all executive officers are eligible to receive stock options, at the Committee's discretion, giving them the right to purchase shares of the Company's stock at a specified price in the future. By increasing senior management's equity position in the Company, the interests of the shareholders and the executives will be more closely aligned. To that end, Messrs. Ryan and Harrison were granted options to purchase 20,000 and 15,000 shares, respectively in December 1995 for the price of $2.125 per share.

     Subsequent to year end, the Company increased Mr. Harrison's salary to $145,000 annually. Mr. Harrison had not received a salary increase since June of 1991. In addition, Mr. Harrison entered into a consulting and salary continuation agreement with the Company on December 24, 1990 which provides for the Company to retain him as a consultant for a period of 10 years after termination of his employment. Pursuant to such agreement, Mr. Harrison will receive an annual consulting fee of $48,000.

     In order to ensure Ms. Rogers of a more competitive salary with her peers, the Company granted her a $7,500 increase in salary during the 1996 fiscal year as well as a $5,000 bonus which was paid to Ms. Rogers subsequent to year end. Additionally, as an inducement for Mr. Tholan to join the Company, Mr. Tholan was granted options to purchase 15,000 shares of the Company, which options vest over time. The Committee continues to consider its pay levels to be fair and competitive.

PERFORMANCE MEASURES

     When evaluating annual executive compensation, the Committee considers the Company's earnings, adjusted for certain unusual or nonrecurring items, return on net investment and cash flows. These factors are compared to the Company's prior year's performance, its annual business plan and the performance of other companies which operate in the same industry segments as the Company. These performance measures assist the Committee in ensuring that the interests of its shareholders, as well as its executives, are represented in a fair and equitable manner.

     No specific fixed weighting or formula is applied to such performance measures. Rather, the Committee exercises its judgment in evaluating financial and non-financial factors and in determining appropriate compensation.

FISCAL 1996 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Ryan is a party to an employment agreement with the Company. Mr. Ryan's employment agreement terminates August 31, 1997. Pursuant to the terms of such employment agreement, Mr. Ryan will receive an annual salary of $300,000 for the current year. Further, Mr. Ryan is guaranteed a bonus equal to 20% of his salary during each fiscal year during the term of the employment agreement that the Company's after tax earnings equal or exceed $1,000,000. The employment agreement requires ninety (90) days' prior written notice in the event Mr. Ryan is terminated without cause. In such event Mr. Ryan would be entitled to three months' severance pay. Pursuant to the terms of the employment agreement, Mr. Ryan has agreed not to disclose any confidential information regarding the Company without the prior written consent of the Company and, under certain circumstances, not to compete with the Company for a period of two years following his termination of employment.

     During fiscal 1996, Mr. Ryan was granted options to purchase 20,000 shares of Company stock. Please see also "Deferred Compensation Plan for Mr. Ryan."

OTHER

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") restricts the ability of a publicly-held corporation to deduct compensation in excess of $1,000,000 paid to its Chief Executive Officer and the four most highly compensated officers. During the 1996 fiscal year, the threshold was not met for any of the executive officers. However, the Committee continually reviews all aspects of the Act in order to determine future compliance issues regarding same.

     This Compensation Committee Report was for the most part prepared by management at the direction of the Committee, and approved by the Committee.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Jack M. Johnson, Jr. -- Chairman
John L. Farrell, Jr.
Sidney B. Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Williams served on the Committee and Board of Directors during fiscal 1996. Mr. Williams is also a sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams and Martin in Houston, Texas which rendered services to the Company during fiscal 1996. Fees to the law firm did not exceed five percent of that law firm's gross revenue for its last full fiscal year. In addition, each of the members of the Committee has been granted options under the Company's Non-Employee Director Plan.

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

     The following graph compares the Company's cumulative total stockholder return on its common stock for a five-year period (May 31, 1991 to May 31, 1996), with the cumulative total return of the American Stock Exchange Market Value Index ("ASEMVI"), and a peer group of companies selected by the Company. The "Peer Group" is described in more detail below. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at May 31, 1991 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          TEAM INC         ASEMVI        PEER GROUP
1991                                       100             100             100
1992                                        78             106              88
1993                                        58             118              72
1994                                        50             118              58
1995                                        21             132              41
1996                                        30             164              48

ASSUMES INITIAL INVESTMENT OF $100

* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
NOTE: TOTAL RETURNS BASED ON MARKET CAPITALIZATION

The peer group is composed of five companies which provide environmental emissions monitoring, consulting and/or leak repair services. Certain of the members of the peer group became reporting companies pursuant to Section 15(d) of the Securities Exchange Act of 1934 during the preceding five fiscal years (as noted below). The returns of each company have been weighted according to their respective market capitalization for purposes of arriving at a peer group average. The members of the peer group are Air and Water Technologies Corporation, Dames & Moore, Inc. (began reporting in March 1992), International Testing Services, Inc. (began reporting in August 1991), Kaneb Services, Inc. and Versar, Inc.

     The foregoing graph is based on historical data and is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock (the only class of voting securities of the Company) as of September 12, 1996 of (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) the Named Executive Officers and (d) all executive and other officers and directors of the Company as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the vested stock options owned by such person and the exercise by no other person (or group) of stock options. Unless otherwise indicated, the address of each person named below is the address of the Company at 1019 S. Hood St., Alvin, Texas 77511.

                                                               NUMBER OF
             NAME AND ADDRESS OF BENEFICIAL OWNER           SHARES OWNED(1)         PERCENTAGE
    ------------------------------------------------------  ---------------         ----------
    William A. Ryan.......................................       75,500(2)             1.4%
    Sidney B. Williams....................................      111,906(3)             2.1%
      1400 Citicorp Center
      1200 Smith Street
      Houston, Texas 77002
    John L. Farrell, Jr...................................       35,000(4)             0.7%
      c/o The Morgan Investment Group
      5410 S. 94th, E. Ave.
      Tulsa, Oklahoma 74145
    E. Theodore Laborde...................................       31,886(5)             0.6%
      601 Poydras Street, Suite 1850
      New Orleans, Louisiana 70130
    Jack M. Johnson, Jr...................................       30,000(6)             0.6%
      127 N. McCarty
      Eagle Lake, Texas 77434
    George W. Harrison....................................      163,584(7)(11)         3.1%
    Kenneth M. Tholan.....................................        3,750(8)             0.1%
    Margie E. Rogers......................................       16,513(9)(11)         0.3%
    All directors and executive and other officers
      as a group (8 persons)..............................      468,139(10)(11)        8.6%
    Brinson Partners, Inc.................................      497,600(12)            9.6%
      209 South LaSalle
      Chicago, Illinois 60604-1295
    Dimensional Fund Advisors Inc.........................      328,700(13)            6.4%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, California 90401

- ---------------

 (1) The information as to beneficial ownership of common stock has been furnished, respectively, by the persons and entities listed. Each individual or entity has sole power to vote and dispose of all shares listed opposite his or its name except as indicated below.

 (2) Includes 10,500 shares owned by Joan Ryan, Mr. Ryan's wife, and 60,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Ryan.

 (3) Includes 2,685 shares owned by Nancy Williams, Mr. William's wife, and 1,000 shares held as custodian under the Uniform Gift to Minors Act for Mr. William's nephews. Mr. Williams disclaims any economic interest in these shares. Also includes 70,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Williams.

                                         (Footnotes continued on following page)

 (4) Includes 30,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Farrell.

 (5) Includes 1,886 shares owned by Mr. Laborde and his wife, Mary Laborde, as joint tenants. Also includes 30,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Laborde.

 (6) Includes 25,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Johnson.

 (7) Includes 41,250 shares which may be acquired pursuant to the exercise of stock options by Mr. Harrison.

 (8) Includes 3,750 shares which may be acquired pursuant to the exercise of stock options by Mr. Tholan.

 (9) Includes 1,000 shares owned by Robert Rogers, Ms. Roger's husband. Includes 3,750 shares which may be acquired pursuant to the exercise of stock options by Ms. Rogers.

(10) Includes 263,750 shares which may be acquired pursuant to the exercise of stock options.

(11) Includes shares allocated to the employee through his participation in the Company's Employee Stock Ownership Plan and the Salary Deferral Plan and Trust. According to the latest statements for said plans, the shares are allocated as follows:

                                                                               ALL EXECUTIVE AND
                                                                              OTHER OFFICERS AS A
                                              MR. HARRISON     MS. ROGERS            GROUP
                                              ------------     ----------     -------------------
        Employee Stock Ownership Plan.......        977             175               1,152
        Salary Deferral Plan and Trust......     17,841           2,274              20,115

- ---------------

(12) The Company has relied upon information contained in an Amendment No. 5 to
     Schedule 13G furnished to the Company by Brinson Partners, Inc. According to the amended Schedule 13G, the shares are owned directly in part by Brinson Partners, Inc., a Delaware corporation, and in part by Brinson Trust Company, an Illinois corporation, which is a wholly-owned subsidiary of Brinson Partners, Inc. Brinson Partners, Inc. is wholly-owned by Brinson Holdings, Inc., a Delaware corporation, which is wholly-owned by SBC Holding (USA), Inc., a Delaware corporation, which is wholly-owned by Swiss Bank Corporation, a Swiss banking corporation.

(13) The Company has relied upon information contained in Amendment No. 3 to
     Schedule 13G filed with the SEC on February 20, 1996. Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 328,700 shares of TEAM, INC stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     The Company does not know of any arrangement that may at a subsequent date result in a change of control of the Company.

         PROPOSAL TWO -- APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's Audit Committee has recommended and the Board of Directors has approved and now recommends the appointment of Deloitte & Touche LLP as independent certified public accountants to audit the Company's accounts for the fiscal year ended May 31, 1997. The firm has audited the Company's accounts since 1974. Approval of the appointment will require the affirmative vote of a majority of the shares represented and voted at the meeting.

     A representative of Deloitte & Touche LLP will attend the 1996 Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.

                                 OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the meeting by others. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder to be presented at the Company's Annual Meeting of Shareholders in 1997 must be received by the Company no later than May 28, 1997 in order to be eligible for inclusion in the Company's Proxy Statement and form of proxy used in connection with such meeting.

                                            By Order of the Board of Directors

                                            William A. Ryan
                                            Chairman of the Board of Directors,
                                            President and Chief Executive
                                            Officer

September 25, 1996

     THIS MAP SHOWING THE LOCATION OF TECO MANUFACTURING, INC. IS PROVIDED FOR THE CONVENIENCE OF SHAREHOLDERS ATTENDING THE 1996 ANNUAL MEETING. COMPLIMENTARY PARKING WILL BE PROVIDED. TOURS OF THE FACILITY WILL BEGIN AT 2:00 P.M. IN CASE OF ANY DIFFICULTY, PLEASE TELEPHONE THE COMPANY AT (713) 331-6154.

                                   TEAM, INC.
                                 ANNUAL MEETING
                              (3795 F.M. 528 EAST)

                                     [MAP]

                                   TEAM, INC.

 P The undersigned hereby appoints George W. Harrison and Margie E. Rogers, and either or both of them, with full power of substitution in each, as
 R proxy or proxies of the undersigned to represent and vote all of the shares of common stock of Team, Inc. ("Company"), which the undersigned is
 O entitled to vote at the 1996 Annual Meeting of Shareholders of the Company to be held on Thursday, October 31, 1996, at 3:00 p.m. Houston time, at
 X TECO Manufacturing, Inc., 3795 FM 528 East, Alvin, Texas 77511, and at any adjournments thereof, as follows:
 Y
      Election of Directors, Nominees:

      William A. Ryan

      John L. Farrell, Jr.






      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. PLEASE SIGN, DATE AND RETURN THIS PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED FOR A PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL. Any proxies previously given by the undersigned are hereby revoked. Receipt of Notice of the above Annual Meeting of Shareholders and of the related Proxy Statement is hereby acknowledged.
                                                             -----------------
                                                             |  SEE REVERSE  |
                                                             |     SIDE      |
                                                             -----------------

[X]  PLEASE MARK YOUR                        SHARES IN YOUR NAME
     VOTES AS IN THIS
     EXAMPLE.
                                                 WITHHOLD
1. Election of                      FOR          AUTHORITY
   two Class                        [ ]             [ ]
   I members
   of the Board
   of Directors:

2. Proposal to approve the          FOR          AGAINST       ABSTAIN
   appointment of Deloitte &        [ ]            [ ]           [ ]
   Touche as the independent
   certified public accountants
   of the Company.

3. In their discretion on such other matters as may properly come before the meeting and any adjournments thereof.

For, except vote withheld from the following nominee(s):

________________________________________________________








SIGNATURE(S)___________________________________ DATE:_____________________, 1996


SIGNATURE(S)___________________________________ DATE:_____________________, 1996
NOTE: (When signing as attorney, executor, administrator, trustee, guardian, corporate officer or other agent, please give full title.)